UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

ENLINK MIDSTREAM PARTNERS, LP

(formerly known as Crosstex Energy L.P.)

(Name of Issuer)

Common Units Representing Limited Partner Interests

(Title of Class of Securities)

22765U102

(CUSIP Number)

Marisa Beeney

GSO Capital Partners LP

345 Park Avenue

New York, New York 10154

Tel.: (212) 503-2100

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 26, 2014

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 22765U102

1.	Names of reporting persons. GSO Crosstex Holdings LLC
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) OO

CUSIP No. 22765U102

1.	Names of reporting persons. Blackstone / GSO Capital Solutions Fund LP
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) PN

CUSIP No. 22765U102

1.	Names of reporting persons. Blackstone / GSO Capital Solutions Associates LLC
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) OO

CUSIP No. 22765U102

1.	Names of reporting persons. GSO Holdings I LLC
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) OO

CUSIP No. 22765U102

1.	Names of reporting persons. GSO Special Situations Fund LP
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) PN

CUSIP No. 22765U102

1.	Names of reporting persons. GSO Special Situations Overseas Master Fund Ltd.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) CO

CUSIP No. 22765U102

1.	Names of reporting persons. GSO Capital Partners LP
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) PN, IA

CUSIP No. 22765U102

1.	Names of reporting persons. GSO Advisor Holdings L.L.C.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) OO

CUSIP No. 22765U102

1.	Names of reporting persons. Blackstone Holdings I L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) PN

CUSIP No. 22765U102

1.	Names of reporting persons. Blackstone Holdings I/II GP Inc.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) CO

CUSIP No. 22765U102

1.	Names of reporting persons. The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) PN

CUSIP No. 22765U102

1.	Names of reporting persons. Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) OO

CUSIP No. 22765U102

1.	Names of reporting persons. Stephen Schwarzman
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) IN

CUSIP No. 22765U102

1.	Names of reporting persons. Bennett J. Goodman
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) IN

CUSIP No. 22765U102

1.	Names of reporting persons. J. Albert Smith III
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) IN

CUSIP No. 22765U102

1.	Names of reporting persons. Douglas I. Ostrover
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
3.	SEC use only
4.	Source of funds (see instructions) OO
5.	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
6.	Citizenship or place of organization United States of America
Number of shares beneficially owned by each reporting person with	7.	Sole voting power 0
	8.	Shared voting power 0
	9.	Sole dispositive power 0
	10.	Shared dispositive power 0
11.	Aggregate amount beneficially owned by each reporting person 0
12.	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
13.	Percent of class represented by amount in Row (11) 0%
14.	Type of reporting person (see instructions) IN

This Amendment No. 3 (“Amendment No. 3”) to Schedule 13D relates to the Common Units (“Common Units”) of EnLink Midstream Partners LP, a Delaware limited partnership (formerly known as Crosstex Energy L.P.) (the “Issuer”) and amends the initial statement on Schedule 13D filed on December 12, 2013, (as amended on March 4, 2014 and March 18, 2014, the “Schedule 13D”). Capitalized terms used but not defined in this Amendment No. 3 shall have the same meanings ascribed to them in the Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby supplemented as follows:

On March 26, 2014, GSO Crosstex Holdings LLC, GSO Special Situations Fund LP and GSO Special Situations Overseas Master Fund Ltd. (collectively, the “GSO Funds”) sold 17,997,296 Common Units at a price to the underwriter of $30.21 per Common Unit pursuant to an underwritten offering registered on the Issuer’s registration statement on Form S-3 (File No. 333-194465) pursuant to an underwriting agreement, dated March 20, 2014, among the Issuer, the GSO Funds and Citigroup Global Markets Inc.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated as follows:

(a) – (b) As of the date of this filing, the Reporting Persons are no longer beneficial owners of Common Units.

(c) Except as disclosed in Item 4 of this Amendment No. 3, none of the Reporting Persons has effected any transaction in Common Units since the most recent filing on Schedule 13D.

(d) Not applicable.

(e) As of the date hereof, each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Units.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 28, 2014

GSO Crosstex Holdings LLC

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Authorized Signatory

Blackstone / GSO Capital Solutions Fund LP

By Blackstone / GSO Capital Solutions Associates LLC

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Authorized Signatory

Blackstone / GSO Capital Solutions Associates LLC

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Authorized Signatory

GSO Holdings I LLC

By:	/s/ John G. Finley

Name:	John G. Finley

Title:	Chief Legal Officer

GSO Special Situations Fund LP

By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Authorized Signatory

GSO Special Situations Overseas Master Fund Ltd.

By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Authorized Signatory

GSO Capital Partners LP

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Authorized Signatory

GSO Advisor Holdings L.L.C.

By: Blackstone Holdings I L.P., its sole member

By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley

Title:	Chief Legal Officer

Blackstone Holdings I L.P.

By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley

Title:	Chief Legal Officer

Blackstone Holdings I/II GP Inc.

By:	/s/ John G. Finley

Name:	John G. Finley

Title:	Chief Legal Officer

The Blackstone Group L.P.

By:	/s/ John G. Finley

Name:	John G. Finley

Title:	Chief Legal Officer

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley

Name:	John G. Finley

Title:	Chief Legal Officer

Mr. Stephen A. Schwarzman

By:	/s/ Stephen A. Schwarzman

Name:	Stephen A. Schwarzman

Bennett J. Goodman

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Attorney-in-Fact

J. Albert Smith III

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Attorney-in-Fact

Douglas I. Ostrover

By:	/s/ Marisa Beeney

Name:	Marisa Beeney

Title:	Attorney-in-Fact